Exhibit 99.1

Avedro, Inc. Announces Fourth Quarter and Full Year 2018 Financial Results and Provides Full Year 2019 Financial Outlook

WALTHAM, Mass., March 21, 2019 (GLOBE NEWSWIRE) – Avedro, Inc. (Nasdaq: AVDR) (“Avedro”), a leading commercial-stage ophthalmic medical technology company focused on treating corneal ectatic disorders and improving vision to reduce dependency on eyeglasses or contact lenses, today reported financial results for the quarter and full year ended December 31, 2018.

Recent Highlights

•	Fourth quarter revenue of $8.2 million – an increase of 82% year over year and full year 2018 revenue of $27.7 million – an increase of 37% year over year

•	CMS product specific J code for Photrexa formulations effective on January 1, 2019

•	As of year-end 2018, established payor coverage of up to 170 million lives, or approximately 95% of the total addressable patient population for keratoconus in the United States

•	Benefits of crosslinking for keratoconus highlighted in Ocular Surgery News in February 2019

•	Closed initial public offering, raising approximately $65 million net of underwriting discounts and commissions, before expenses

“We are pleased with our 2018 performance which was characterized by several critical accomplishments which provide the foundation for our corneal cross-linking treatment to be widely available across the United States,” said Reza Zadno, President and CEO. “With widespread reimbursement, market exclusivity, meaningful commercial expansion, and strong patient enrollment in our clinical trials – we continue our journey to help a large underserved market with our clinically proven minimally invasive corneal cross-linking products.”

Fourth Quarter Financial Results

Revenue for the quarter ended December 31, 2018, increased 82% to $8.2 million, from $4.5 million during the same period in 2017. The increase in revenue was primarily driven by an increase in U.S. revenue which amounted to $3.2 million, and by a $0.5 million increase in non-U.S. revenue.

Gross margin was 67.6% for the fourth quarter of 2018, as compared to 40.3% in the same period in 2017.

Operating expenses were $10.2 million for the fourth quarter of 2018, as compared to $7.7 million in the same period in the prior year. This 32.0% year over year increase in operating expenses was driven by an increase in sales and marketing expenses due to the hiring of new salespeople and reimbursement personnel and an increase in research and development expenses from Avedro’s ongoing clinical trials.

Operating loss was $4.7 million in the fourth quarter of 2018, as compared to $5.9 million in the same period in 2017.

Net loss was $6.4 million in the fourth quarter, as compared to $6.7 million in the same period in 2017.

Full Year 2018 Financial Results

Revenue for the year ended December 31, 2018, increased 37% to $27.7 million, from $20.2 million in 2017. The increase in revenue was primarily driven by an increase in U.S. revenue which amounted to $7.8 million, offset by a $0.3 million decrease in non-U.S. revenue.

Gross profit for the year was $16.8 million, or 60.7% gross margin, up from $10.3 million, or 51.1% gross margin in 2017.

Operating expenses for the year were $38.0 million, an increase of 29.9% compared to 2017. The increase in operating expenses was driven by an increase in sales and marketing expenses due to the hiring of new salespeople and reimbursement personnel and an increase in research and development expenses from Avedro’s ongoing clinical trials.

Net loss for 2018 was $25.1 million, as compared with net loss of $21.3 million in 2017.

Cash and cash equivalents were $9.8 million as of December 31, 2018.

Guidance for Full Year 2019

Avedro expects revenue for the full year to be in the range of $36 million to $40 million, representing annual growth of approximately 37% at the midpoint of the range.

Webcast and Conference Call Information

Avedro’s management team will host a conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (866) 951-6741 for domestic callers or (409) 216-0623 for international callers, using Conference ID: 4287595. A live and archived webcast of the event will be available on the “Investors” section of Avedro’s website at www.avedro.com.

About Avedro, Inc.

Avedro is a leading commercial-stage ophthalmic medical technology company focused on treating corneal ectatic disorders and improving vision to reduce dependency on eyeglasses or contact lenses. Avedro’s proprietary Corneal Remodeling Platform is designed to strengthen, stabilize and reshape the cornea utilizing corneal cross-linking in minimally invasive and non-invasive outpatient procedures to treat corneal ectatic disorders and correct refractive conditions. The Avedro Corneal Remodeling Platform is comprised of Avedro’s KXL and Mosaic systems, each of which delivers ultraviolet A light, and a suite of proprietary single-use riboflavin drug formulations, which, when applied together to the cornea, induce a biochemical reaction called corneal collagen cross-linking.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about Avedro’s financial condition and results of operations, payor and coverage and payment policies and Avedro’s future financial performance for the full year 2019. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements.

For a discussion of risks and uncertainties and other important factors, any of which could cause Avedro’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in Avedro’s prospectus dated February 13, 2019 filed pursuant to Rule 424(b)(4) as well as discussions of potential risks, uncertainties and other important factors in Avedro’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Avedro undertakes no duty to update this information unless required by law.

Investor Contact:

Greg Chodaczek or Lynn Lewis

Phone: 646-924-1769

investors@avedro.com

Avedro, Inc.

Condensed Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue	$8,205	$4,509	$27,672	$20,154
Cost of goods sold	2,656	2,693	10,879	9,850

Gross profit	5,549	1,816	16,793	10,304
Gross margin	67.6%	40.3%	60.7%	51.1%

Operating expenses:
Selling, general and administrative	7,004	4,982	25,999	18,991
Research and development	3,217	2,761	12,043	10,286

Total operating expenses	10,221	7,743	38,042	29,277

Loss from operations	(4,672)	(5,927)	(21,249)	(18,973)
Other income (expense), net	(1,740)	(750)	(3,873)	(2,304)

Net loss	$(6,412)	$(6,677)	$(25,122)	$(21,277)

Net loss per share, basic and diluted			$(17.97)	$(16.12)

Weighted average common shares used to compute net loss per share, basic and diluted			1,398,065	1,319,542

Avedro, Inc.

Condensed Balance Sheet

(in thousands)

(unaudited)

	December 31,
	2018	2017
Assets
Current Assets
Cash & cash equivalents	$9,769	$8,850
Accounts receivable, net	4,725	3,239
Inventories	4,259	5,151
Prepaid expenses and other current assets	1,919	2,169

Total current assets	20,672	19,409
Equipment and furniture, net	1,524	1,640
Other non-current assets	3,671	647

Total assets	$25,867	$21,696

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$2,126	$2,880
Accrued expenses and other current liabilities	6,304	4,022

Total current liabilities	8,430	6,902
Long-term liabilities
Long-term debt	19,939	19,319
Other non-current liabilities	2,663	1,354

Total liabilities	31,032	27,575

Convertible preferred stock	68,423	43,641
Stockholders’ deficit	(73,588)	(49,520)

Total liabilities, convertible preferred stock and stockholders’ deficit	$25,867	$21,696